AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998
                                                      REGISTRATION NO. 33-38152
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                     POST-EFFECTIVE AMENDMENT NO. 11

                                      TO

                                   FORM S-2

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                  95-0615250
 (STATE OR OTHER JURISDICTION OF INCORPORATION      (I.R.S. EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                               ----------------

                            5200 SHEILA STREET

                        COMMERCE, CALIFORNIA 90040

                              (323) 264-5200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                     ROBERT M. LING, JR., GENERAL COUNSEL
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                            5200 SHEILA STREET

                        COMMERCE, CALIFORNIA 90040

                              (323) 264-5200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:
                                JOHN D. HUSSEY
                    SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                             333 SOUTH HOPE STREET
                                  48TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 617-4112

                               ----------------

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

  IF THE REGISTRANT ELECTS TO DELIVER ITS LATEST ANNUAL REPORT TO SECURITIES HOLDERS, OR A COMPLETE AND LEGIBLE FACSIMILE THEREOF, PURSUANT TO ITEM 11(a)(1) OF THIS FORM, CHECK THE FOLLOWING BOX. [X]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                PROSPECTUS

                   CERTIFIED GROCERS OF CALIFORNIA, LTD.

                           18,700 CLASS A SHARES

                          112,977 CLASS B SHARES

Certified Grocers of California, Ltd.

5200 Sheila Street

Commerce, California 90040

                                     TOTAL TO
 SHARES                PRICE         COMPANY
 ------                -----         --------
  18,700 Class A $183.47 per/share $ 3,430,889
 112,977 Class B $183.47 per/share $20,727,890

  . Shares can be acquired only by member-patrons in accordance with the Company's requirements.

  . The total Proceeds to Company is based on an estimate of shares which may be sold over time to members in accordance with the purchase requirement policies of the Company. There is no assurance all shares will be sold.

  . There is no market for the Company's shares. The Company's obligation to redeem shares is restricted.

  .  Price is the book value at the prior fiscal year end.

The Company operates a grocery wholesale distribution business primarily on a cooperative basis. Customers that meet certain volume purchase requirements are required to purchase shares in the Company. These customers are referred to as member-patrons. Each member-patron is required to purchase 100 Class A shares. Class B shares are required to be acquired over time in amounts determined by the volume of business done by the member-patron with the Company.

ACQUIRING SHARES IN CERTIFIED INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             November 24, 1998

                             SUMMARY OF PROSPECTUS

The following is a brief summary of certain matters described more fully elsewhere in this document. You should read this summary in connection with the more detailed information contained elsewhere in this document. You should pay special attention to the section of this document entitled "RISK FACTORS."

                           BUSINESS DESCRIPTION

Certified Grocers of California, Ltd. ("Certified" or the "Company") was formed in California in 1922 and became a corporation in 1925. Certified distributes groceries on a wholesale basis to customers on a cooperative basis. Customers are called patrons in this document. Patrons meeting certain volume purchase requirements are required to become shareholders of the Company.

                           AVAILABLE INFORMATION

The Company has certain obligations under the Securities Exchange Act of 1934 to file documents which provide updated information with the Securities and Exchange Commission ("Commission"). Therefore, the Company files reports, proxy statements and other information with the Commission. You can obtain copies of such materials from the Public Reference Section of the Commission, Washington, D.C. 20549, for a charge set by the Commission. In addition, you can inspect and copy these documents at public reference facilities maintained by the Commission and located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, New York, New York 10048. Additional information can also be obtained at the Securities and Exchange website at http://www.sec.gov.

                          ADDITIONAL INFORMATION

This Prospectus omits certain information and exhibits contained in a registration statement on Form S-2 filed by the Company with the Commission. For further information, you should refer to that registration statement, including its exhibits. You may obtain copies of the registration statement and exhibits from the principal office of the Commission in Washington, D.C. once you pay the fee which the Commission requires. This prospectus is accompanied by a copy of Certified's latest annual report to patrons.

                        INCORPORATION BY REFERENCE

The following documents are already on file with the Commission and are incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended August 29, 1998, and (ii) all other reports filed pursuant to Section 13(a) or 15(a) of the Exchange Act since the end of the fiscal year covered by the Annual Report. You may request a copy of these filings at no cost, by contacting the Company either is writing or by telephone, at the following address: Office of General Counsel, Certified Grocers of California, Ltd., 5200 Sheila Street, Commerce, California 90040,
(323) 264-5200.

                        BASIC FEATURES OF SHARE OFFERING


ELIGIBILITY TO HOLD SHARES: Membership in Certified is limited to persons and entities meeting certain product purchase requirements. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Eligibility to Hold Shares."

NEW MEMBER-PATRONS REQUIRED TO PURCHASE ONE HUNDRED CLASS A SHARES: The Company requires new shareholders of the Company to purchase one hundred Class A Shares. The price per share during the fiscal year ending August 28, 1999 will be $183.47, which is the book value per share as of the close of the preceding fiscal year. Thereafter, the price per share will be equal to the book value of outstanding shares at the close of the fiscal year last ended prior to admission to membership. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES --
 New Shareholders Required to Purchase One Hundred Class A Shares."

ISSUANCE OF CLASS B SHARES TO MEMBER-PATRONS: The Company requires each member-patron of Certified to hold over time Class B Shares having combined Issuance Values (as defined below) in an amount equal to the lesser of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases ("Class B Share Requirement"). For purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share ("Issuance Value"). The Board of Directors may increase or otherwise change the Class B Share Requirement at its discretion.

Issuance of Class B Shares to shareholders in order to comply with this requirement will generally be accomplished by one of the following alternatives:

  1. The Company will issue existing member-patrons Class B Shares as a part of the patronage dividends paid to such member-patrons over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron, such that, following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement.

  2. Alternatively, a shareholder may request during September of any year that the Company issue to it as part of the next patronage dividend Class B shares which would cause the shareholder to hold Class B shares with a combined Issuance Value equal to that shareholder's Class B share requirement. The Company may grant this request, in its sole discretion. Once a shareholder makes such a request, the shareholder may not revoke the request without the Company's consent.

RELATIONSHIP TO CASH DEPOSITS: Patrons are generally required to maintain cash deposits with Certified. The deposits serve as security for the patron's contractual obligations to Certified. They are based on the amount of the patron's purchases from certain divisions of Certified. A portion of these deposits is subordinated to certain indebtedness of Certified. Presently, as Class B Shares are issued, each member-patron receives credit against its required deposit based upon the combined Issuance Values of such member's Class B Shares. To the extent a member-patron's deposit exceeds the required amount, Certified will return the excess upon request. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons."

                         DESCRIPTION OF SHARES OFFERED

The rights, preferences, privileges and restrictions of the Class A Shares and Class B Shares are the same, except as to voting and redemption. Shares may not be transferred without the Company's consent. The Company will normally withhold its consent. See "DESCRIPTION OF CAPITAL STOCK."

VOTING

Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 12 of the directors on the Board of Directors. Holders of the Class B Shares are entitled to vote such shares cumulatively for the election of 3 of the directors on the Board of Directors. The Class B Shares have no other voting rights, except as required by California law. See "DESCRIPTION OF CAPITAL STOCK -- Voting rights."

SHARE REDEMPTION

Certified will redeem the Class A Shares and Class B Shares of a terminated member subject to the limitations of Certified's share redemption policy, to legal limitations and to limitations under certain credit agreements to which Certified is a party. In addition, and subject to the same limitations, Certified will upon request redeem those Class B Shares held by a member which are in excess of the amount required to be held by such member ("Excess Class B Shares"). See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

Under the redemption policy, Class A Shares eligible for redemption will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption. The aggregate amount of Class B Shares which Certified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (1) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (2) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year (the "five percent limit"). In any fiscal year, Certified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, but which have not yet been redeemed. If the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Certified will redeem other Class B Shares eligible for redemption in the order in which memberships terminate or shares are tendered for redemption. The redemption policy provides that the Board of Directors may, in its discretion, redeem shares without regard to the five percent limit or other provisions of the redemption policy.

The five percent limit contained in Certified's redemption policy permits the redemption of 19,007 Class B Shares in fiscal year 1999. At the date of this Prospectus, that number of Class B Shares will be redeemed in fiscal year 1999. Any further redemption of Class B Shares in excess of the five percent limit for fiscal year 1999 will be at the discretion of Certified's Board of Directors and subject to the limitations under the applicable credit agreements. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

The redemption price for Class A Shares and Class B Shares on termination of membership will be an amount equal to the greater of the book value of such shares as of the close of the fiscal year last ended prior to the redemption, less all amounts that may be owing to Certified or any of its subsidiaries by the member, or one cent per share. For redemptions occurring during the fiscal year ending August 28, 1999 the book value per share is $183.47.

The redemption price for Excess Class B Shares, other than on termination of membership, will be an amount equal to the book value of the shares as of the close of the fiscal year last ended prior to the redemption.

See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption" and "Use of Book Value."

                                USE OF PROCEEDS

Proceeds will be used as working capital and to return a portion of members' deposits.

                                  RISK FACTORS

The following subheadings describe characteristics of the Class A Shares and Class B Shares which involve risks of the investment.

SHARES NOT TRANSFERABLE

You must have the Company's permission to transfer your ownership of Class A Shares or Class B Shares to someone other than the Company. The Company will normally not grant its consent. See "DESCRIPTION OF CAPITAL STOCK -- Non-Transferability."

NO MARKET FOR SHARES

There is no market for Certified's shares. The shares are subject to redemption by the Company subject to the limitations described below.

SHARES HELD AS SECURITY

All shares will be required to be pledged to Certified to secure the prohibition against their transfer, to secure Certified's redemption rights and as security for performance of obligations of the member to Certified or its subsidiaries. See "DESCRIPTION OF CAPITAL STOCK -- Shares Held as Security."

SHARE REDEMPTION -- LIMITATIONS

Upon a patron's termination of its membership, the Company will purchase the Shareholder's Class A Shares and Class B Shares only if permitted by Certified's redemption policy and by legal requirements. There is no assurance that Certified's financial condition will be such that it will be able to legally redeem shares tendered for redemption. Assuming that the redemptions were otherwise permitted by Certified's redemption policy, under current legal requirements (which include Certified's continuing ability to meet its liabilities as they mature) Certified would be permitted to redeem shares up to the amount of Certified's retained earnings immediately prior to the redemption. At August 29, 1998, Certified's retained earnings were $15,685,000, and on that date, under current legal requirements, Certified would have been permitted to redeem shares up to that dollar amount. Even if redemption is permitted by legal requirements, it is possible under Certified's redemption policy that a member's Class B Shares will not be fully, or even partially, redeemed in the year in which they are tendered for redemption. In each fiscal year, the redemption policy only requires Certified to redeem Class B Shares in an amount up to the "five percent limit" described in the redemption policy, and any redemption of Class B Shares in excess of the limit for such fiscal year is at the discretion of Certified's Board of Directors. In addition, certain of Certified's credit agreements, prohibit redemptions of Class A Shares and Class B Shares if and while the Company is in breach or default under the Credit Agreement. As described in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account. See "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

The five percent limit only requires Certified to redeem 19,007 Class B Shares in fiscal year 1999. That number of shares is expected to be redeemed in fiscal year 1999. Thus, any further redemptions of Class B Shares during fiscal year 1999 will be at the discretion of Certified's Board of Directors and subject to the limitations under the aforementioned credit agreements. As of October 30, 1998,

58,531 Class B Shares were tendered and awaiting redemption in excess of the limit for fiscal year 1999. The Company does not expect to redeem these shares in fiscal year 1999. Further, the tender for redemption of this number of shares will cause the five percent limits for fiscal years 2000 through 2002 to be met, and when combined with additional future tenderings could cause the five percent limits in subsequent fiscal years to be met, thereby delaying redemptions in excess of such limits. The redemptions required for fiscal years 1999 through 2002 approximate $14.2 million based on the fiscal 1998 year end book value. The Company expects to obtain the funds needed to redeem shares from operations, patron deposits, new share issuances and borrowings under the Company's credit lines. See "DESCRIPTION OF CAPITAL STOCK -- Share
Redemption -- Limitations on Share Redemption." Since shares will be issued and redeemed at a price based on book value as of the close of the fiscal year last ended, any decrease in book value between issuance and redemption would result in a loss to the member. See "DESCRIPTION OF CAPITAL STOCK -- Use of Book Value."

VOLUME LOSSES

The Company experienced reduction in sales volume from fiscal 1991 levels totalling approximately $1 billion between fiscal years 1992 and 1998. During this period, certain of the Company's large member-patrons either grew to the size where they elected to establish self-distribution programs or were acquired by chains that had existing self-distribution programs. Additionally, sales volume was lost as a result of the decision of certain large patrons to expand their own warehousing and distribution operations in fiscal 1994.

There can be no assurance that future sales volume reductions will not occur, whether by merger or acquisition of patrons or election by patrons to switch to self-distribution or other supply sources. The Company's largest customer and ten largest customers accounted for approximately 6% and 31%, respectively, of net sales in fiscal 1998.

INCOME TAX LIABILITY INCIDENTAL TO PATRONAGE DIVIDENDS

A patron must report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed by Certified to such patron. Holders of Class B Shares distributed to a member-patron as a part of a patronage dividend must be reported as income at their full stated dollar amount. Class B Shares distributed as a part of a patronage dividend are also subject to state income and corporation franchise taxes in California, and may be subject to such taxes in other states.

                 OFFERING OF CLASS A SHARES AND CLASS B SHARES

The Class A Shares of Certified are offered hereby to such persons or entities who from time to time may be accepted as new member-patrons of Certified, and the Class B Shares of Certified are offered hereby to member-patrons of Certified and such persons or entities who from time to time may be accepted as new member-patrons of Certified. The sale of the shares offered hereby will be made by Certified through its regular employees who will not receive any additional remuneration in connection therewith. No sales will be made through brokers, and there are no underwriters.

ELIGIBILITY TO HOLD SHARES

Class A Shares are issued to and may be held only by member-patrons of Certified. In order to qualify for and retain membership as a member-patron, a person or other entity (1) must patronize

Certified in such amounts and manner, and otherwise comply with the Bylaws and with such rules, regulations and policies, as may be established from time to time by Certified; (2) must have and maintain acceptable financial standing;
(3) must make application in such form as is prescribed; and (4) must be accepted as a member after approval by the Board of Directors. Membership does not obligate Certified to make any sale of merchandise or services or any extension of credit.

Membership is not transferable either voluntarily or by operation of law. Membership may be terminated by written resignation of the member or by Certified on the member's failure to meet any requirement of membership, or on the member's failure to timely pay or otherwise meet any obligation to Certified or its subsidiaries or to comply with any requirement established by Certified for servicing of accounts, or on the member's death or incompetency, or except as permitted by the Bylaws on any attempted transfer of membership, or on an insolvency, bankruptcy, arrangement or reorganization proceeding by or against the member, or on the member's account or any Class A or Class B Shares held by the member being subjected to any process of law, or on any transfer or encumbrance or attempted transfer or encumbrance of any such account or share. Termination of membership does not relieve the patron of obligations incurred prior to termination.

The Board of Directors may approve the issuance of Class B Shares to any person and for any purpose. However, the Board of Directors does not now intend to authorize, and this offering does not include, the issuance of Class B Shares except to member-patrons.

NEW MEMBER-PATRONS REQUIRED TO PURCHASE ONE HUNDRED CLASS A SHARES

Each member-patron of Certified is required to hold one hundred Class A Shares. The Board of Directors is authorized to accept member-patrons without the issuance of Class A Shares when the Board of Directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding one hundred Class A Shares.

Such persons or entities who from time to time may be accepted as new member-patrons of Certified will be required to purchase or subscribe for the purchase of one hundred Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended. During the fiscal year ending August 28, 1999, the book value, and hence the price, per share will be deemed to be $183.47. Any subscription will require a minimum cash down payment of 10% of the purchase price with the balance payable in not more than 104 equal weekly installments together with an interest charge of 10% per annum. Certified at its option may, as a condition to accepting a member, require that in lieu of issuing Class A Shares, such member purchase said shares from a terminated member at the same price which would have been payable had the new member purchased said shares from Certified.

No member may hold more than one hundred Class A Shares. It is possible, however, that a member may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than one hundred Class A Shares. Such a situation might arise, for example, where a member-patron owns the stock of another member-patron.

ISSUANCE OF CLASS B SHARES TO MEMBER-PATRONS

1. GENERAL. Following the close of the fiscal year, the net earnings of Certified from business done on a cooperative basis with member-patrons are distributed in the form of patronage dividends to such patrons based in amount on the volume of such business transacted with them. Certified's Bylaws provide that patronage dividends may be paid in money or in any other form which constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Said section defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, which discloses to the recipient the stated dollar amount allocated to him by Certified and the portion thereof, if any, which constitutes a patronage dividend.

As a portion of the patronage dividend paid to each member-patron, Certified issues Class B Shares. Each member-patron is required to hold Class B Shares having combined Issuance Values (as defined below) in an amount equal to the lesser of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases ("Class B Share Requirement"). The amount of a member-patron's average weekly purchases is determined by Certified and member-patrons are required to maintain cash deposits with Certified. Additionally, for purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share ("Issuance Value"). Thus, for example, a Class B Share issued in fiscal year 1999 will have an Issuance Value equal to the book value of Certified's outstanding shares as of the close of fiscal year 1998, whereas a Class B Share issued in fiscal year 1998 will have an Issuance Value equal to the book value of Certified's outstanding shares as of the close of fiscal year 1997. In order to satisfy the requirement regarding the holding of Class B Shares, a member-patron is required to hold Class B Shares having combined Issuance Values in an amount equal to the member-patron's Class B Share Requirement.

Issuance of Class B Shares to member-patrons in order to comply with this requirement will be accomplished as described below. In connection with the issuance of Class B Shares as described below, it should be noted that Certified pays at least 20% of the patronage dividends in cash. In addition, with respect to the patronage dividends payable for a fiscal year, Certified's Board of Directors may authorize the retention of a portion of the patronage dividends payable to patrons and the issuance of interest-bearing subordinated patronage dividend certificates evidencing the indebtedness of Certified respecting the amounts retained. Issuance of Class B Shares as a portion of patronage dividends as described below will occur only to the extent of the member-patron's patronage dividend remaining after the cash payment and any retention which may be authorized by the Board of Directors.

2. MANNER OF ISSUANCE OF CLASS B SHARES. Member-patrons, and those persons or entities who from time to time may be accepted as new member-patrons of Certified, will be issued Class B Shares. In the manner described below, it is proposed that each such member-patron would be issued Class B Shares as a part of the patronage dividends (but after deducting the cash payment and any authorized retention) paid to such member-patron over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron, such that following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement.

It is intended to issue Class B Shares to such member-patrons as a portion of patronage dividends paid, beginning with the second fiscal year following admission as a member-patron, as follows:

    After payment of the cash portion of the patronage dividend and deduction of any authorized retention, Class B Shares would be issued in an amount not exceeding the member-patron's remaining patronage dividend for any one year so that, subject to the foregoing, after the first patronage dividend, the member-patron will hold Class B Shares having Issuance Values equal to 20% of the member-patron's Class B Share Requirement; after the second patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 40% of the member-patron's Class B Share Requirement; after the third patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 60% of the member-patron's Class B Share Requirement; after the fourth patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 80% of the member-patron's Class B Share Requirement; and, after the fifth patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement.

If following the issuance of Class B Shares as a part of the patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having a combined Issuance Value equal to the amount of Class B Shares required to be held by the member-patron following the patronage dividend for such fiscal year, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron will be required to authorize Certified to so debit such account.

3. ALTERNATIVE MANNER OF ISSUANCE OF CLASS B SHARES. As an alternative to the issuance of Class B Shares in the manner described in paragraph 2 above, upon the request of any member-patron (which request may only be made in September of any year), Certified may, at its sole option, issue to such member-patron as a part of the next ensuing patronage dividend, and after payment of the cash portion of such patronage dividend and deduction of any authorized retention, Class B Shares in an amount and having Issuance Values not exceeding the member-patron's remaining patronage dividend such that, following such issuance, the member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement. If following the issuance of Class B Shares in the foregoing manner, the member-patron would not hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve this amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron, in making the above described request, will be required to authorize Certified to debit such account. Once made, the member-patron's request would not be revocable by the member-patron without Certified's consent, which consent can be granted or withheld in Certified's sole discretion.

4. OTHER MATTERS RELATING TO ISSUANCE OF CLASS B SHARES. Following the issuance of Class B Shares in the foregoing ways, Certified proposes to continue thereafter to issue Class B Shares as a part of patronage dividends (but after deducting the cash payment and any authorized retention), and, to the extent necessary, to issue additional Class B Shares to be paid for by debiting the member-patron's cash deposit account, so as to establish and maintain each member-patron's holdings of such shares in an amount having combined Issuance Values equal to the member-patron's Class B Share Requirement.

The holding of Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement has been established by the Board of Directors as the amount of Class B Shares required to be held by each member-patron. The Board of Directors in its discretion may increase this amount or may otherwise require that additional Class B Shares be held by each member-patron, and Certified may issue, at any time from time to time, additional Class B Shares as a part of patronage dividends. The requirement regarding the holding of Class B Shares as established by the Board of Directors is subject to change by the Board of Directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such requirement.

No member-patron whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the payment of patronage dividends for such fiscal year, would receive Class B Shares as a part of patronage dividends paid for such fiscal year.

Class B Shares held by a member-patron in excess of what has been established by the Board of Directors as the Class B Shares required to be held by each member-patron will be considered "Excess Class B Shares."

Both Class A and Class B Shares are pledged to, and the certificates held by, Certified to secure the prohibition against transfer, to secure Certified's right to purchase or redeem such shares and to secure performance of the patron's obligations to Certified and its subsidiaries.

Patrons are generally required to maintain cash deposits with Certified as security for the patron's contractual obligations to Certified and to its subsidiaries. That portion of the deposits which the patron is required to maintain is subordinated to certain indebtedness of Certified. Upon request by the patron, deposits in excess of the required amount are returned, provided the patron is not in default in its obligations to Certified or any of its subsidiaries. The entire deposit is returned upon termination of membership less any amounts owing Certified or any of its subsidiaries; provided that, in all cases, return of the required portion is governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted thereby. Inasmuch as the Class B Shares as well as the Class A Shares will be held as security for the performance of the member-patron's obligations, in calculating each member-patron's required deposit, credit is presently given based upon the combined Issuance Values of the Class B Shares held. Thus, it will be possible for a member-patron to withdraw cash from the deposit as Class B Shares are issued. Certified's policies regarding deposits, issuance of Class B Shares and credits against deposits as a result of issuance of Class B Shares are subject to change by the Board of Directors, which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies.

                          DESCRIPTION OF CAPITAL STOCK

The capital structure of Certified consists of three classes of shares, Class A Shares, Class B Shares, and Class C Shares. The rights, preferences, privileges and restrictions of the Class A Shares and the Class B Shares are the same, except with respect to voting and redemption. The Class C Shares are held, one share each, by the directors of Certified.

DIVIDEND RIGHTS

It is the policy of Certified not to pay cash dividends on its stock.

VOTING RIGHTS

The holders of Class A Shares are entitled to elect 12 directors. The holders of Class B Shares are entitled to elect 3 directors, and otherwise have no voting rights except as may be required by California law. California law extends to non-voting shares the right to vote upon certain matters such as amendments to the Articles of Incorporation, which would affect the rights of non-voting shares and certain reorganizations in which other securities are to be issued in exchange for the non-voting shares. In addition, California law extends voting rights on certain matters, such as voluntary dissolution, to those shares having voting power which is defined as the power to vote for directors. The percentage of voting power of a class of shares is based on the percentage of the directors it may elect. Thus, in those situations involving such voting power, the Class A Shares would have 80% of the voting power, and the Class B Shares would have 20% of the voting power.

In the election of directors, the Class A Shares may be voted cumulatively for the 12 directors to be elected by the Class A shareholders, that is, each holder of Class A Shares may give one candidate a number of votes equal to the number of directors to be elected by the holders of Class A Shares multiplied by the number of his Class A Shares or he may distribute such votes among as many candidates as he sees fit. Similarly, the Class B Shares may be voted cumulatively for the 3 directors to be elected by the holders of Class B Shares.

Since the Class A shareholders are only entitled to elect 12 of the directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors. Likewise, since the Class B shareholders are only entitled to elect 3 of the directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors.

A director must be either an employee of Certified, a member-patron, or a member of a partnership or an employee of a corporation which is a member-patron.

Except as required by California law, the Class C Shares have no voting rights.

LIQUIDATION RIGHTS

In the event of any liquidation or winding up of the affairs of Certified, whether voluntary or involuntary, the net assets of Certified would be distributed among the holders of Class A Shares and the holders of Class B Shares proportionately in accordance with their share holdings. The Class C Shares would share in liquidation only to the extent of $10 per share.

NON-TRANSFERABILITY

Other than for transfer to Certified, neither the Class A Shares nor the Class B Shares may be transferred or assigned without the consent of Certified, which will normally be withheld, except where the transfer of the shares is in connection with the transfer of a member-patron's business to an existing or new member-patron for continuation of such business.

SHARES HELD AS SECURITY

The certificates for Class A Shares and Class B Shares will not be delivered to members but will be pledged to and held by Certified to secure the prohibition against transfer, to secure Certified's right to repurchase or redeem such shares and to secure performance by the member of all obligations to Certified or any of its subsidiaries. The Secretary of Certified is authorized, and is given a power of attorney, on behalf of each member to surrender the shares for repurchase or redemption. Certificates for shares will bear a legend stating that Certified is entitled to offset against any payments which might otherwise be due for shares being repurchased or redeemed all amounts owed by the member to Certified or any of its subsidiaries.

SHARE REDEMPTION

Both Class A Shares and Class B Shares are subject to repurchase or redemption by Certified. As used herein, unless the context otherwise requires, the terms "redeem" and "redemption" include repurchase. Certified will redeem the shares of outgoing members on termination of membership in accordance with and subject to limitations of the share redemption policy described below, which is set forth in the Bylaws, and subject to legal limitations and to certain limitations under Certified's credit agreements. Provided that the redemption price equals or exceeds $1,000, Certified will also upon request redeem the excess Class B Shares of a member who owns Class B Shares in excess of that which is required to be held by such member ("Excess Class B Shares"). Any such redemption of Excess Class B Shares will be governed by the same rules that govern the redemption of shares upon termination of membership. As described below in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account.

The redemption price for Class A Shares and Class B Shares being redeemed on termination of membership shall be an amount which is equal to the greater of the book value of said shares as of the close of the fiscal year last ended prior to the redemption, less all amounts that may be owing by the member to Certified or any of its subsidiaries, or one cent per share. During the fiscal year ended August 28, 1999 the book value per share is $183.47.

On the redemption of Excess Class B Shares, other than upon termination of membership, the redemption price for such shares shall be an amount which is equal to the book value of said shares as of the close of the fiscal year last ended prior to the redemption provided that the member is in good standing, is current in all obligations to Certified and its subsidiaries and there exist no grounds for termination of membership; otherwise the redemption price for such shares shall be the same as provided on the termination of membership. Such redemption may be effected by paying to the member or crediting to the member's account the redemption price, with Certified having the right to deduct any amounts owing to Certified or any of its subsidiaries.

  The redemption of shares is subject to the following:

  1. Corporate Law Requirements.

  Redemption is subject to the restrictions imposed by the Corporations Code of the State of California and to other applicable legal restrictions.
  Section 501 of the Corporations Code prohibits any distribution which would be likely to result in a corporation being unable to meet its liabilities as they mature. In addition, Section 500 of the Corporations Code prohibits any distribution to shareholders for the purchase or redemption of shares unless (a) the amount of retained earnings immediately prior thereto equals or exceeds the amount of the proposed distribution or (b) immediately after such distribution the assets of the corporation, with certain exceptions, are at least equal to one and one-quarter times its liabilities and its current assets are at least equal to its current liabilities or under some circumstances equal to one and one-quarter times its current liabilities. To the extent that retained earnings do not exceed the amount of any proposed distribution, Certified will have to satisfy the asset-liability ratio test in order to make a distribution in redemption of shares. As of August 29, 1998, Certified's retained earnings were $15,685,000. As of that date, Certified did not satisfy the asset-liability ratio test.

  2. Redemption Policy.

  Subject to the Board of Directors' determination that Certified is able to meet the foregoing legal requirements, shares will be redeemed in accordance with the following:

      (a) Class A Shares eligible for redemption by reason of termination of membership will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption either by reason of termination of membership or as Excess Class B Shares tendered for redemption. All determinations by Certified of the order in which memberships terminate or shares are tendered shall be conclusive.

      (b) The aggregate amount of Class B Shares which Certified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (i) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (ii) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year (the "five percent limit").

      (c) In any fiscal year, Certified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, either by reason of termination of membership in a prior year or which were Excess Class B Shares tendered for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Certified will redeem other Class B Shares eligible for redemption by reason of termination of membership or which are Excess Class B Shares tendered for redemption, in the order in which memberships terminate or shares are tendered for redemption. All determinations by Certified of the order in which memberships terminate or shares are tendered shall be conclusive.

      (d) The redemption of shares may be accomplished by paying to the member or crediting to the member's account the redemption price. In making such payment or credit for the redemption of shares, Certified shall have the right to deduct any amounts owing by the member to Certified or any of its subsidiaries. Such payment or credit for the redemption of shares will be made within 120 days after such shares have become eligible for redemption, either by reason of termination of membership or tender in the case of Excess Class B Shares, and are otherwise entitled to be redeemed in accordance with legal limitations and as provided in paragraphs (a), (b) and (c) above. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

      (e) Without regard to each year's five percent limit or any other provision of paragraphs (a), (b) or (c) above, Certified's Board of Directors will have the absolute discretion to redeem Class A or Class B Shares of any outgoing member or to redeem Excess Class B Shares, regardless of when the membership terminated or the Class B Shares were tendered. The Board of Directors will also have the right to elect to redeem Excess Class B Shares even though such redemption has not been requested.

      (f) The Board of Directors will have the absolute discretion, without regard to any provision of the redemption policy, to authorize Certified to agree with any shareholder to purchase Class B Shares held by such shareholder and to make such purchase and payment for such shares in such manner as may be agreed upon, subject only to corporate law requirements.

  3. Limitations on Share Redemption.

  As set out above, Certified's ability to make payment for the redemption of Class A and Class B Shares is subject to limitations imposed by the California Corporations Code. Under the Code, Certified would be prohibited from making payment for the redemption of such shares if at the time it was, or as a result of the payment would be, likely to be unable to meet its liabilities as they mature. Certified would also be prohibited from making such payment unless either retained earnings were sufficient to cover the payment or numerical ratios of certain assets to certain liabilities met statutory standards. Losses could so impact Certified's balance sheet and solvency that California law could prohibit Certified from making payment for the redemption of Class A and Class B Shares. In such event, the member could be precluded from liquidating his investment in Class A and Class B Shares for an indefinite period of time.

  As stated above, in any fiscal year Certified is not obligated to redeem Class B Shares in excess of the five percent limit. In any fiscal year, once Certified has redeemed Class B Shares up to the five percent limit, Certified has no further obligation to redeem Class B Shares in such fiscal year. Thus, even if legal requirements for such redemptions are met in a given fiscal year, it is possible, because of the five percent limit, that Certified will not redeem all Class B Shares tendered for redemption in such year. The aggregate number of Class B Shares which Certified is obligated to redeem in fiscal year 1999 by reason of the five percent limit is 19,007, and that number of Class B Shares will be redeemed. As of October 30, 1998, 58,531 Class B Shares were tendered for redemption in excess of the limit for fiscal year 1999 and are not expected to be redeemed in fiscal year 1999. Further, the tender for redemption of this number of shares will cause the five percent limits for fiscal years 2000 through 2002 to be met, and when combined with additional future tenderings could cause the five percent limits in subsequent fiscal years to be met, thereby delaying redemptions in excess of such limits. The redemptions required for fiscal years 1999 through 2002 approximate $14.2 million based on 1998 year end book values and estimated share issuances for those years. Cash flow to fund redemption of shares is provided from operations, patron deposits, new share issuances and borrowings under the Company's credit lines.

  Certified is a party to certain credit agreements under which redemptions of Class A and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. Accordingly, even if legal requirements for redemption of Class A and Class B Shares were met, and even if Certified's Board of Directors was prepared to exercise its discretion to permit redemptions of Class B Shares in excess of the five percent limit, no such redemptions would be permitted under these credit agreements were Certified to be in breach or default thereunder.

USE OF BOOK VALUE

Shares will be issued at a price equal to the book value of shares outstanding as of the close of the fiscal year last ended. Shares will be redeemed for a redemption price based on the book value of outstanding shares as of the close of the fiscal year prior to such redemption.

Book value per share means the excess of the assets over the liabilities of Certified as determined in accordance with generally accepted accounting principles as set forth on Certified's audited financial statements, divided by the total number of shares then outstanding. Book value reflects the historical cost of Certified's assets and of accumulated book depreciation. It does not necessarily reflect what the assets could be sold for or the dollar amount that would be required to replace them.

If the book value per share increases between the time of issuance and redemption in a later year, the member would benefit from such appreciation. However, the member would suffer a loss if the book value had declined during such period. Book value could decline if Certified sustained net losses on a consolidated basis.

Because the price at which the shares are issued and redeemed is adjusted only once each year, some dilution is probable in each transaction. If a new member purchases Class A Shares late in a particular fiscal year, the price paid for the shares will be based on the book value for the shares of up to twelve months earlier; this amount is likely to be more or less than the book value per share as of the purchase date. If the book value has increased, the new member's purchase will dilute the book value of the shares of existing members. Conversely, if the book value has decreased, the new member will suffer immediate dilution and the existing members will receive a benefit. Similarly, the shares of a member whose membership has terminated will be redeemed at a price based on their book value as of the end of the fiscal year last ended prior to the redemption date. If the book value had increased during the partial year ending with the redemption date, the terminated member would realize no benefit from that year's appreciation which would be realized by the remaining members. However, if the book value had decreased during the partial year ending with the redemption date, the redemption price for the shares would exceed the actual book value as of the date of redemption, and remaining members would incur the loss.

                                USE OF PROCEEDS

Proceeds from the sale of Class A Shares to new member-patrons will be added to Certified's working capital. Such proceeds are not expected to be a significant source of working capital for Certified.

Cash retained by Certified by virtue of the issuance of Class B Shares as part of patronage dividends paid to member-patrons will be used to provide for the return annually of such members' deposits in an amount equal to the Issuance Values of such shares and for general working capital purposes. See "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons -- Other Matters Relating to Issuance of Class B Shares."

                                    EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 29, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION WITH RESPECT TO DEPOSIT ACCOUNTS THAT IS NOT CONTAINED OR REFERENCED TO IN THIS PROSPECTUS. THIS DOCUMENT DEALS ONLY WITH THE SALE OF CLASS A AND CLASS B SHARES AND ONLY IN PLACES WHERE IT IS LEGAL TO DO SO. INFORMATION ABOUT THE COMPANY MAY CHANGE SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary of Prospectus......................................................   2
Incorporation by Reference.................................................   2
Description of Shares Offered..............................................   4
Risk Factors...............................................................   6
Offering of Class A Shares and Class B Shares..............................   7
 Eligibility to Hold Shares................................................   7
 New Member-Patrons Required to Purchase One Hundred Class A Shares........   8
 Issuance of Class B Shares to Member-Patrons..............................   9
Description of Capital Stock...............................................  12
 Dividend Rights...........................................................  12
 Voting Rights.............................................................  12
 Liquidation Rights........................................................  12
 Non-Transferability.......................................................  13
 Shares Held As Security...................................................  13
 Share Redemption..........................................................  13
 Use of Book Value.........................................................  16
Use of Proceeds............................................................  17
Experts....................................................................  17


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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California Corporations code provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. The Company has entered into agreements in the form filed as Exhibit 10.22 with each of its directors and certain of its officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, the Company and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

    EXHIBITS:
    Exhibit    23.1   Consent of Deloitte & Touche LLP.

                            POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual and corporation whose signature appears below constitutes and appoints Alfred A. Plamann, Richard J. Martin and Randall G. Scoville, and each of them singly, as his, her or its true and lawful attorneys-in-fact and agents with full power of substitution, for him, her or it and in his, her or its name, place and stead, in the capacities listed below, to sign any and all amendments (including any and all pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them singly, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 11 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to the City of Commerce, State of California, on November 24, 1998.

                                          CERTIFIED GROCERS OF CALIFORNIA,
                                           LTD.


                                          By /s/ Alfred A. Plamann
                                            ___________________________________
                                                    Alfred A. Plamann
                                              President and Chief Executive
                                                         Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                  TITLE                            DATE
                  ---------                  -----                            ----
            /s/ Alfred A. Plamann            President and Chief        November 24, 1998
 ___________________________________________ Executive Officer
              Alfred A. Plamann
            /s/ Richard J. Martin            Senior Vice President --   November 24, 1998
 ___________________________________________ Finance and
              Richard J. Martin              Administration
                                             and Chief Financial
                                             Officer
           /s/ Randall G. Scoville           Vice President --          November 24, 1998
 ___________________________________________ Accounting
             Randall G. Scoville             and Chief Accounting
                                             Officer
             /s/ Louis A. Amen               Director                   November 24, 1998
 ___________________________________________
                Louis A. Amen
           (Chairman of the Board)

                  SIGNATURE                  TITLE            DATE
                  ---------                  -----            ----
             /s/ John Berberian              Director   November 24, 1998
 ___________________________________________
               John Berberian
            /s/ Edmund K. Davis              Director   November 24, 1998
 ___________________________________________
               Edmund K. Davis
            /s/ Harley J. Delano             Director   November 24, 1998
 ___________________________________________
              Harley J. Delano
            /s/ Darioush Khaledi             Director   November 24, 1998
 ___________________________________________
              Darioush Khaledi
               /s/ Mark Kidd                 Director   November 24, 1998
 ___________________________________________
                  Mark Kidd
      /s/ Willard R. "Bill" MacAloney        Director   November 24, 1998
 ___________________________________________
         Willard R. "Bill" MacAloney
             /s/ Jay McCormack               Director   November 24, 1998
 ___________________________________________
                Jay McCormack
             /s/ Morrie Notrica              Director   November 24, 1998
 ___________________________________________
               Morrie Notrica
         /s/ Michael A. Provenzano           Director   November 24, 1998
 ___________________________________________
            Michael A. Provenzano
           /s/ Edward J. Quijada             Director   November 24, 1998
 ___________________________________________
              Edward J. Quijada
            /s/ Gail Gerard Rice             Director   November 24, 1998
 ___________________________________________
              Gail Gerard Rice
              /s/ Mimi R. Song               Director   November 24, 1998
 ___________________________________________
                Mimi R. Song
             /s/ James R. Stump              Director   November 24, 1998
 ___________________________________________
               James R. Stump
             /s/ Kenneth Young               Director   November 24, 1998
 ___________________________________________
                Kenneth Young

                        INDEX TO EXHIBITS AND SCHEDULES

 EXHIBITS:
 Exhibit 23.1  Consent of Deloitte & Touche LLP